Exhibit 99.1

Henry Schein Announces Completion of Strategic Investment by KKR and Appointment of

Dan Daniel to Board of Directors

MELVILLE, N.Y., May 16th, 2025 – Henry Schein, Inc. (Nasdaq: HSIC), the world’s largest provider of health care solutions to office-based dental and medical practitioners, today announced the successful completion of a $250 million strategic investment by funds affiliated with KKR, a leading global investment firm. Upon the closing of this transaction, KKR has become the holder of approximately 12% of the common shares of Henry Schein.

In connection with the investment, William K. “Dan” Daniel, Executive Advisor to KKR and former Executive Vice President of Danaher Corporation, has officially joined Henry Schein’s Board of Directors as an independent director. He joins Max Lin, Partner at KKR and leader of the firm’s Health Care industry team in the Americas, who became a member of Henry Schein’s Board of Directors on May 2, 2025.

Max Lin leads the Health Care industry team within KKR, and since joining in 2005, he has overseen a number of investments in the areas of dental services and other health care providers, medical products and equipment, and health care software and information technology. Dan Daniel has over three decades of global leadership experience in industrial and health care sectors, including 14 years as Executive Vice President at Danaher, where he oversaw multiple segments and played a key role in advancing the company’s culture and business system. In connection with each of their appointments, Mr. Lin was appointed to the Nominating and Governance Committee as Vice Chair; Mr. Daniel was appointed to the Compensation Committee; and each of Mr. Lin and Mr. Daniel was appointed to the Strategic Advisory Committee.

“We are pleased to welcome Max and Dan to the Board as we embark on this exciting next chapter for Henry Schein,” said Stanley M. Bergman, Chairman of the Board and Chief Executive Officer of Henry Schein. “Their deep experience in health care, operations, and strategic growth will be invaluable as we continue executing on our BOLD+1 strategy and creating long-term value for our stakeholders.”

About Henry Schein, Inc. Henry Schein, Inc. (Nasdaq: HSIC) is a solutions company for health care professionals powered by a network of people and technology. With approximately 25,000 Team Schein Members worldwide, the Company’s network of trusted advisors provides more than 1 million customers globally with more than 300 valued solutions that help improve operational success and clinical outcomes. Our Business, Clinical, Technology, and Supply Chain solutions help office-based dental and medical practitioners work more efficiently so they can provide quality care more effectively. These solutions also support dental laboratories, government and institutional health care clinics, as well as other alternate care sites.

Henry Schein operates through a centralized and automated distribution network, with a selection of more than 300,000 branded products and Henry Schein corporate brand products in our distribution centers.

Henry Schein, Inc. • 135 Duryea Road • Melville, New York 11747	1

A FORTUNE 500 Company and a member of the S&P 500® index, Henry Schein is headquartered in Melville, N.Y., and has operations or affiliates in 33 countries and territories. The Company’s sales reached $12.7 billion in 2024, and have grown at a compound annual rate of approximately 11.2 percent since Henry Schein became a public company in 1995.

For more information, visit Henry Schein at www.henryschein.com, Facebook.com/HenrySchein, Instagram.com/HenrySchein, LinkedIn.com/Company/HenrySchein, and @HenrySchein on X.

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

Investors

Ronald N. South

Senior Vice President and Chief Financial Officer

ronald.south@henryschein.com

(631) 843-5500

Graham Stanley

Vice President, Investor Relations and Strategic Financial Project Officer

graham.stanley@henryschein.com

(631) 843-5500

Media

Henry Schein

Tim Vassilakos

Executive Director, Global Corporate Communications

timothy.vassilakos@henryschein.com

(516) 510-0926

KKR

Liidia Liuksila

media@KKR.com

Henry Schein, Inc. • 135 Duryea Road • Melville, New York 11747	2